         Employment Agreement

        This Agreement between Tegal Corporation (“Tegal”) and Carole Anne Demachkie (“Demachkie”) is dated and entered into as of August 30, 2002. Tegal and Demachkie hereby agree as follows:

        1. Employment. As of the date hereof, Tegal will employ Demachkie and Demachkie will accept employment by Tegal, as Vice President and General Manager of Sputtered Films, with such duties and responsibilities consistent with such offices.

        2. Term. This Agreement shall continue until the eighteen month anniversary of the date hereof. At the end of the initial eighteen (18) month term, Demachkie will continue on as an “at will employee” with the same terms and benefits granted herein or may renew the agreement if employee and employer mutually agree to do so.

        3. Salary. Demachkie’s base salary shall be $120,000.00 annually. Demachkie’s salary will be temporarily reduced by 20% to $96,000.00, until such time as full pay is reinstated in accordance with Section 10.7 of the “Agreement and Plan of Merger”, dated as of August 13, 2002. Demachkie’s salary will also be subject to discretionary increases in accordance with Tegal’s normal review procedures and policies. The base pay will be paid in bi-weekly installments. This position is classified as Exempt.

3.	Hire Date. Demachkie’s hire date for employment and benefits purposes will be carried-over from Sputtered Films (“SF”).

        4. Health & Savings Benefits & Vacation. During the term of this Agreement, Demachkie will be entitled to participate in all fringe benefit programs as shall be provided from time to time to Tegal’s employees. Currently Tegal’s fringe benefit programs include medical and dental plans, flexible spending account, 401(k) savings plan, Employee Qualified Stock Purchase Plan, sick pay, vacation pay, life insurance, short and long term disability insurance, and an employee assistance program.

        Tegal reserves the right to modify or eliminate any employee benefit and/or policies as necessary and prudent.

        5. Retention Bonus. If Demachkie remains actively employed with Tegal for the first full twelve months of this Agreement, a bonus of $24,000.00 will be paid within 30 days of the twelve month anniversary of the signing of this Agreement. In the event that Demachkie’s employment is terminated by Tegal without cause within the twelve-month period, or in the event that Demachkie shall terminate her employment for reason of a mandated change of location from Santa Barbara, CA, Demachkie shall be entitled to receive the retention bonus on a prorata basis for the time served through the twelve-month period.

        7. Stock Options. Tegal will grant Demachkie, subject to Tegal Board approval, an option to purchase 30,000 shares of Tegal Common Stock with a four year vesting period, at the prevailing price established by the Board of Directors. This grant is subject to the terms and conditions of the Tegal Stock Option Plan. Demachkie will receive documentation from our Finance Department once this proposal has received Board confirmation.

        8. Maintaining Confidential Information/Property Rights. Demachkie agrees to sign and abide by the enclosed Tegal policies regarding Confidential & Proprietary Information and Intellectual Property/Property Rights.

        9. Severability. In the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

        10. Termination. The term of Demachkie’s employment hereunder may be terminated by either party at any time, with or without cause and with or without prior notice. Until the term of Demachkie’s employment hereunder is terminated, all other terms and provisions of this contract shall remain in full force and effect.

        11. Entire Agreement. This Agreement contains the sole and entire agreement and understanding between Tegal and Demachkie with respect to the subject matter hereof, and supersedes and replaces any prior agreement to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by written agreement executed by Tegal and Demachkie.

        IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

                                                                                                 TEGAL CORPORATION

                                                                                                BY: /s/ Michael L Parodi
                                                                                                       Michael L. Parodi, CEO and
                                                                                                       Chairman of the Board of Directors

                                                                                                /s/ Carole Anne Demachkie
                                                                                                CAROLE ANNE DEMACHKIE

                                                                                                Date: 8/30/02